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                                                                      Schedule A
                                                                      ----------

                             AMENDED FEE SCHEDULE


Annual Fee
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     For the services provided to the Fund pursuant to the Accounting Services
Agreement, the Fund shall pay the Agent an annual fee calculated based upon the average weekly net assets of the Fund and payable monthly as follows:

                First $100 million            2.5 basis points

                Over $100 million             1.5 basis points

     In the event the Agreement is in effect for only aportion of any one month, the fee payable shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement is in effect for that month.


Expenses
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     The fund shall also reimburse the Agent for its reasonable out-of-pocket expenses as they relate to services provided under the Agreement including, but not limited to, expenses for such customary items as telephone and telecommunications (including facsimile), postage and insurance, courier services, and independent pricing services.

     IN WITNESS WHEREOF, the parties have caused this Amended Fee Schedule to be executed on their behalf by their duly authorized officers as of this ______ day of March, 1996.


                                        USF&G PACHOLDER FUND, INC.

                                        By:
                                            ----------------------------


                                        PACHOLDER ASSOCIATES, INC.

                                        By:
                                            ----------------------------



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